Exhibit 99
Security holders are Warburg Pincus (Bermuda) Private
Equity VIII, L.P., Bermuda limited partnership ("WP
VIII Bermuda"), Warburg Pincus (Bermuda) International
Partners, L.P., Bermuda limited partnership ("WPIP
Bermuda") and Warburg Pincus Netherlands International
Partners I, C.V., a Netherlands limited partnership
("WPIP Netherlands I"). Warburg Pincus (Bermuda)
Private Equity Ltd., a company incorporated under the laws of Bermuda ("WP VIII Bermuda Ltd.") is the sole general partner of WP VIII Bermuda. Warburg Pincus
(Bermuda) International Ltd., a company incorporated under the laws of Bermuda ("WPIP Bermuda Ltd.") is the sole general partner of WPIP Bermuda. Warburg Pincus
Partners, LLC, a New York limited liability company
("WPP LLC"), a direct subsidiary of Warburg Pincus &
Co., a New York general partnership ("WP"), is the sole general partner of WPIP Netherlands I. WP VIII
Bermuda, WPIP Bermuda and WPIP Netherlands I are managed by Warburg Pincus LLC, a New York limited liability company ("WP LLC"). WP VIII Bermuda, WPIP
Bermuda, WPIP Netherlands I, WP VIII Bermuda Ltd.,
WPIP Bermuda Ltd., WPP LLC, WP and WP LLC are referred to herein as the "Warburg Pincus Entities."
Charles R. Kaye and Joseph P. Landy are each Managing
General Partners of WP and Managing Members and Co-
Presidents of WP LLC and may be deemed to control WP
VIII Bermuda, WPIP Bermuda, WPIP Netherlands I, WP
VIII Bermuda Ltd., WPIP Bermuda Ltd., WPP LLC, WP and
WP LLC. Messrs. Kaye and Landy disclaim beneficial ownership of all Common Shares held by WP VIII
Bermuda, WPIP Bermuda and WPIP Netherlands I, except to the extent of any pecuniary interest therein.